                                                                    Exhibit 4(a)

{PRUDENTIAL FINANCIAL LOGO]                         Pruco Life Insurance Company
                                                    Phoenix, Arizona 85014

                                                    a Prudential company

This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see one of our representatives or contact the Annuity Service Center.

10 DAY RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us, at the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be canceled upon our receipt, and we will return your money in accordance with applicable law. Under certain circumstances, we have the right to allocate Purchase Payment(s) to the Money Market Subaccount until the expiration of the Right to Cancel period. If we so allocate Purchase Payment(s), we will refund the Purchase Payment(s), less any withdrawals, in the event of cancellation under the terms of this paragraph.

                          READ YOUR CONTRACT CAREFULLY

Signed for Pruco Life Insurance Company, an Arizona Corporation.




Secretary                                                              President


                          INDIVIDUAL DEFERRED VARIABLE
                                ANNUITY CONTRACT

                                Non-participating

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



VFLX-2002                                                                  [(A)]

                                TABLE OF CONTENTS

CONTRACT DATA PAGES................................................... 3A

DEFINITIONS........................................................... 4

PURCHASE PAYMENTS..................................................... 7

CONTRACT VALUE........................................................ 7

VARIABLE SEPARATE ACCOUNT............................................. 8

CONTRACT MAINTENANCE CHARGE........................................... 8

TRANSFERS............................................................. 9

WITHDRAWALS........................................................... 10

DEATH BENEFIT......................................................... 11

SPOUSAL CONTINUANCE BENEFIT........................................... 15

ANNUITY AND SETTLEMENT OPTIONS........................................ 18

BENEFICIARY........................................................... 19

SUSPENSION OR DEFERRAL OF PAYMENTS OR
TRANSFERS FROM THE SEPARATE ACCOUNT................................... 20

GENERAL PROVISIONS.................................................... 21

VALUES AND BENEFITS................................................... 23

ANNUITY OPTION PAYMENT TABLES......................................... 23



VFLX-2002                          Page 2                                  [(A)]
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                                  CONTRACT DATA

OWNER: [John Doe]                  SEX: [M]         AGE AT ISSUE: [35]

JOINT OWNER: [Mary Doe]            SEX: [F]         AGE AT ISSUE: [35]

ANNUITANT: [John Doe]              SEX: [M]         AGE AT ISSUE: [35]

CO-ANNUITANT: [Mary Doe]           SEX: [F]         AGE AT ISSUE: [35]

CONTRACT NUMBER: [12345]                            CONTRACT DATE: [May 1, 2002]

PLAN TYPE: [Non-qualified]                          ANNUITY DATE:  [May 1, 2062]

PURCHASE PAYMENTS:

    INITIAL PURCHASE PAYMENT: [$10,000]

    MINIMUM SUBSEQUENT PURCHASE PAYMENT: [$500]. For IRA contracts, the Minimum Subsequent Purchase Payment is [$500]. We may allow a lower Minimum Subsequent Purchase Payment for payroll deduction plans or other automatic purchase plans. There is a [$100] Minimum Subsequent Purchase Payment for Purchase Payments being made through an electronic funds transfer program.

    ANNUAL PURCHASE PAYMENT LIMITS: The total of all Purchase Payments made into this Contract in the first Contract Year may not exceed [$20,000,000]. The total of all Purchase Payments made into this Contract in any Contract Year after the first Contract Year may not exceed [$2,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

    AGGREGATE PURCHASE PAYMENT LIMIT: The total of all Purchase Payments made into this Contract may not exceed [$20,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

BENEFICIARY:

    [As designated by Owner at Contract Date unless changed in accordance with the Contract provisions.]

CONTRACT MAINTENANCE CHARGE:

    If your Contract Value is less than [$100,000], we will charge a Contract Maintenance Charge of the lesser of [2%] of the contract value or [$50]. This charge is deducted on the Contract Anniversary and when a surrender of the Contract occurs, if the Contract Value at the time is then less than [$100,000]. The Contract Maintenance Charge will be deducted on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. During the Annuity Period, we reserve the right to assess an annual Contract Maintenance Charge of [$50]. The decision to assess this charge may depend on the Annuity or Settlement Option selected. We reserve the right to increase the Contract Maintenance Charge, but it will not exceed $60 per Contract Year, and to raise the Contract Value amount over which we will waive the Contract Maintenance Charge.

VFLX-2002                               Page 3A                            [(A)]
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INSURANCE CHARGE:

    This charge depends on whether you have elected the Guaranteed Minimum Death Benefit ("GMDB") feature and, if so, which GMDB option you have elected. This charge is deducted daily from the assets in each of the Subaccounts. If you do not elect the GMDB feature, your death benefit is equal to the base death benefit as described in the Death Benefit section of the contract.

    [ ] You have not elected the GMDB feature. Therefore, the daily rate is [0.00434896%], which is equivalent to an annual rate of [1.60%].

    [ ] You have elected the GMDB feature with the Step-Up option. Therefore, the daily rate is [0.00488777%], which is equivalent to an annual rate of 1.80%.

    [ ] You have elected the GMDB feature with the Roll-Up option. Therefore, the daily rate is [0.00488777%], which is equivalent to an annual rate of [1.80%].

    [ ] You have elected the GMDB feature with the Greater of Step-Up or Roll-Up option. Therefore, the daily rate is [0.00515678%], which is equivalent to an annual rate of [1.90%].

    We reserve the right to increase the Insurance Charge for the GMDB feature up to .10% for applicants age 76 or more on the date the application is signed.

ALLOCATION OPTIONS:

VARIABLE INVESTMENT OPTIONS:

    The following variable investment options are available through allocation to subaccounts of the Pruco Life Flexible Premium Variable Annuity Account. We reserve the right to limit the availability of the below options, if necessary, in order to comply with federal, state or local law.

    [THE PRUDENTIAL SERIES FUND, INC.
    Prudential Equity Portfolio
    Prudential Global Portfolio
    Prudential Jennison Portfolio
    Prudential Money Market Portfolio
    Prudential Stock Index Portfolio
    Prudential Value Portfolio
    SP Aggressive Growth Asset Allocation Portfolio SP AIM Aggressive Growth Portfolio SP AIM Core Equity Portfolio SP Alliance Large Cap Growth Portfolio SP Alliance Technology Portfolio SP Balanced Asset Allocation Portfolio SP Conservative Asset Allocation Portfolio SP Davis Value Portfolio SP Deutsche International Equity Portfolio SP Growth Asset Allocation Portfolio SP INVESCO Small Company Growth Portfolio SP Jennison International Growth Portfolio SP Jennison Equity Opportunity Portfolio SP Large Cap Value Portfolio SP MFS Capital Opportunities Portfolio SP MFS Mid-Cap Growth Portfolio

    VFLX-2002                           Page 3B                            [(A)]

    SP PIMCO High Yield Portfolio
    SP PIMCO Total Return Portfolio
    SP Prudential U.S. Emerging Growth Portfolio
    SP Small/Mid Cap Value Portfolio
    SP Strategic Partners Focused Growth Portfolio

    JANUS ASPEN SERIES
    Janus Aspen Series Growth Portfolio -- Service Shares]

INTEREST RATE OPTIONS:

    The following interest rate options are currently available. We may add other options in the future.

    DCA FIXED RATE INVESTMENT OPTION
         Minimum Guaranteed Interest Rate: [3%]
         Initial Interest Segment Interest Rate: [5%]

    FIXED RATE INVESTMENT OPTION
         Minimum Guaranteed Interest Rate: [2% on amounts allocated or transferred to the Fixed Rate Investment Option prior to the tenth Contract Anniversary; 3% on amounts allocated or transferred to the Fixed Rate Investment Option on or after the tenth Contract Anniversary].

         Initial Interest Segment Interest Rate: [5%]

ALLOCATION GUIDELINES: Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made, with the exception of the DCA Fixed Rate Account Option for which there may be certain limitations. However, an amount of at least 1% of the Invested Purchase Payment must be allocated to any Allocation Option. Allocations made pursuant to automatic rebalancing or dollar cost-averaging are not subject to these limitations.

TRANSFERS:

    NUMBER OF TRANSFERS PERMITTED: Currently, there are no limits on the number of transfers that can be made among Subaccounts. We reserve the right to change this, but the Owner will always be allowed at least [12] transfers among Subaccounts in a Contract Year.

    TRANSFER CHARGE: The Transfer Charge for each transfer after the first [12] in a Contract Year is $10. The charge is taken pro-rata from the Allocation Options from which the transfer is made. Transfers made due to automatic rebalancing or dollar cost-averaging will not be counted for purposes of the Transfer Charge.

    MINIMUM AMOUNT TO BE TRANSFERRED: Subject to the restrictions contained in the Contract on transfers, the minimum transfer amount is [$250] or your entire interest in any Allocation Option, if less. This requirement is waived if the transfer is pursuant to automatic rebalancing or dollar cost-averaging.

VFLX-2002-FL                            Page 3C                            [(A)}
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WITHDRAWALS:

    WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge, and depends on the Contract Year in which the withdrawal is made.

                     CONTRACT YEAR OF              WITHDRAWAL
                        WITHDRAWAL                   CHARGE
                        ----------                   ------
                  [1                                   7%
                  2                                    7%
                  3                                    7%
                  4 and later                          0%]

    CHARGE-FREE AMOUNT: A certain amount (the Charge-Free Amount) may be withdrawn without incurring a withdrawal charge. The Charge-Free Amount available in any Contract Year is calculated on the Contract Anniversary date. The Charge-Free Amount is equal to [10% of the sum of all Purchase Payments received as of the applicable Contract Anniversary].

    MINIMUM AMOUNT WHICH MAY BE WITHDRAWN: The minimum amount which may be withdrawn is [$250]. The minimum amount which may be withdrawn under a systematic withdrawal plan is [$100].

    MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A WITHDRAWAL:
    The minimum Contract Value which must remain in the Contract in order to keep the Contract in force after a withdrawal is [$2,000]. We reserve the right to terminate the Contract and pay you the Contract Surrender Value if your Contract Value is less than [$2,000].

ENDORSEMENTS:
[Fixed Rate Option Endorsement]

[ANNUITY SERVICE CENTER
P.O. Box 7960
Philadelphia, PA 19101]



VFLX-2002                               Page 3D                            [(A)]
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                                   DEFINITIONS

ACCUMULATION PERIOD: The period from, and including, the Contract Date to, but excluding, the Annuity Date.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date less any applicable Premium Tax Charge. The applicable Annuity Option Payment Table is applied to this amount to determine the initial Annuity Payment.

ALLOCATION OPTIONS: Those allocation choices available under the Contract as of any given time, including the Variable Investment Options and Interest Rate Options to which Contract Value may be allocated. Allocation Options as of the Contract Date are shown on the Contract Data pages.

ANNUITANT: The person named on the Contract Data pages upon whose continuation of life any Annuity Payment involving life contingencies depends. You may only change the Annuitant with our prior approval. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60 day period, the Owner will remain the Annuitant.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. You may change the Annuity Date only with our permission. After the first Contract Year, any such changed Annuity Date must be earlier than the date shown on the Contract Data pages, cannot precede the second Contract Anniversary and must be consistent with applicable law at the time. If there is a new Annuitant due to the death of the Annuitant or the assignment of the Contract, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however any such changed Annuity Date must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 95th birthday and must be consistent with applicable law at the time.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named payee after the Annuity Date as described under the annuity or settlement option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract must be sent to the Annuity Service Center. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BENEFICIARY: The person(s) or entity(ies) who has the right to receive the death benefit when payable. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner.

BUSINESS DAY: Any day the New York Stock Exchange and the Company are open for business.

CHARGE-FREE AMOUNT: The Charge-Free Amount is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Charge.

CO-ANNUITANT: The person shown on the Contract Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company, an Arizona corporation.

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.



VFLX-2002                               Page 4                             [(A)]
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CONTRACT DATE: The date shown on the Contract Data pages on which the first
Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value less any applicable Premium Tax Charge, Withdrawal Charge or Contract Maintenance Charge.

CONTRACT VALUE: The dollar value as of any Business Day prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR: A year which starts on the Contract Date or in a Contract Anniversary.

EARNINGS: The excess of the Contract Value over the sum of all Purchase Payments made and not yet withdrawn.

ELIGIBLE HOSPITAL: An institution that meets either of the following requirements:

         1. It is accredited as a hospital under the Hospital Accreditation Program of the Joint Commission on Accreditation of Healthcare Organizations; or

         2. It is legally operated, has 24-hour a day supervision by a staff of doctors, has 24-hour a day nursing service by registered graduate nurses, and either:

                  (a) It mainly provides general inpatient medical care and treatment of sick and injured persons by the use of medical, diagnostic and major surgical facilities. All such facilities are located in it or are under its control; or

                  (b) It mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory). All such facilities are located in it, are under its control, or are available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

An eligible hospital is not an institution, or part of one, that: (a) furnished mainly homelike or custodial care, or training in the routines of daily living; or (b) is mainly a school.

ELIGIBLE NURSING HOME: An institution or special nursing unit of a hospital that meets at least one of the following requirements:

                  1. It is Medicare-approved as a provider of skilled nursing care services;

                  2. It is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

                  3.       It meets all the following requirements:

                           (a) It is licensed as a nursing home by the state in which it is located;

                           (b) Its main function is to provide skilled, intermediate, or custodial nursing care;

                           (c) It is engaged in providing continuous room and board accommodations to 3 or more persons;

                           (d) It is under the supervision of a registered nurse (RN) or licensed practical nurse
                                    (LPN);

                           (e) It maintains a daily medical record of each patient; and

                           (f) It maintains control and records for all medications dispensed.

GENERAL ACCOUNT: Our general investment account which contains all of our assets with the exception of the Variable Separate Account and other segregated asset accounts.

GOOD ORDER: An instruction received at the Annuity Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

INTEREST RATE OPTIONS(S): Those interest rate option(s) available under the Contract as of any given time. Interest Rate Option(s) as of the Contract Date are shown on the Contract Data pages.

INVESTED PURCHASE PAYMENTS: The balance of each Purchase Payment after we make any applicable deduction for: (1) Premium Tax Charge; and (2) charge for any other type of tax (or component thereof) measured by or based upon the amount of the Purchase Payment we receive.

VFLX-2002                               Page 5                             [(A)]
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JOINT OWNER: The spouse of the Owner, if named on the Contract Data pages as the
Joint Owner, who shares ownership rights with the Owner as defined under this Contract. You may add, change or remove a Joint Owner, subject to our underwriting rules. The Contract may never have more than one Joint Owner. No Joint Owner is permitted for IRA's or other qualified contracts.

OWNER: The person or entity named on the Contract data pages who has ownership rights as defined under the Contract provided that, if a Joint Owner is named, the Owner shares ownership rights with the Joint Owner. You may change the Owner subject to our underwriting rules. Any change of an Owner will be effective when we process the request.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion. If you do not designate a Payee at least 5 Business Days before the Annuity Date, the Owner will become the Payee.

PREMIUM TAX CHARGE: A charge which may be deducted from Purchase Payments or Contract Value for premium taxes owed by us to any governmental entity.

PURCHASE PAYMENT: A payment you make to this Contract.

SPOUSAL CONTINUANCE BENEFIT: A benefit under the Contract that allows the surviving spouse of a deceased Owner to continue the Contract, in lieu of receiving a death benefit.

SUBACCOUNT: Variable Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of a Variable Investment Option.

TERMINAL ILLNESS: An illness or physical condition which is reasonably expected to result in death in twelve months or less. The Terminal Illness must be certified in written form acceptable to us by a licensed physician who is not the Owner, Annuitant or Beneficiary under the Contract or a spouse, parent or child of the Owner, Annuitant or Beneficiary under the Contract.

VARIABLE INVESTMENT OPTION: Those investment options available under the Contract through the Subaccounts as of any given time. Variable Investment Options as of the Contract Date are shown on the Contract Data pages.

VARIABLE SEPARATE ACCOUNT: A segregated asset account maintained by us to support this and certain other contracts. The segregated asset account(s) available as of the Contract Date is shown on the Contract Data pages.

WE, OUR AND US: Pruco Life Insurance Company.

WITHDRAWAL CHARGES: A charge assessed on partial or full withdrawals or upon settlement (depending on the payout option chosen) during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage, shown on the Contract Data pages, of the amount subject to the charge.

WITHDRAWAL CHARGE PERIOD: The number of Contract Years during which Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract if there is no Joint Owner; if there is a Joint Owner, the Owner and Joint Owner acting jointly. If we receive written authorization from both the Owner and Joint Owner in Good Order, then, upon our consent, we will allow either to represent the entire ownership interest in the Contract, until that authorization has been revoked by either party. This Contract will treat the Owner as having contributed 100% of the Purchase Payments. Therefore, we will treat the Owner as the taxpayer with respect to all distributions made under the Contract while he or she is the Owner, whether or not a Joint Owner is also named.

VFLX-2002                               Page 6                             [(A)]
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                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. In general, subsequent Purchase Payments may be made at any time before the Annuity Date. However, no Purchase Payments may be made on or after the sole or older of the Owner's or Joint Owner's, or Annuitant's, 85th birthday, and we reserve the right to decline any Purchase Payment. The Minimum Subsequent Purchase Payment, Annual Purchase Payment Limits and Aggregate Purchase Payment Limit are shown on the Contract Data pages.

ALLOCATION OF PURCHASE PAYMENTS: Invested Purchase Payments are allocated to one or more of the Allocation Options in accordance with your selection. The allocation of the initial Invested Purchase Payment is made in accordance with your selection made on the Contract Date. Unless you inform us otherwise, subsequent Invested Purchase Payments will be allocated in the same manner, subject to availability, as the initial Invested Purchase Payment. Assuming that all other requirements are received in Good Order, we reserve the right to allocate your initial Invested Purchase Payment to the Money Market Subaccount until we receive your allocation selection. In addition, the Company has reserved the right to allocate the initial Invested Purchase Payment to the Money Market Subaccount under the 10 Day Right to Cancel Contract provision set forth on the face page of this Contract. All allocations of Invested Purchase Payments are subject to the Allocation Guidelines shown on the Contract Data pages.

Currently, you may select as many of the available Allocation Options as you wish. However, we reserve the right to limit this in the future. If the Purchase Payment and forms required to issue a Contract are in Good Order, the initial Invested Purchase Payment will be credited to your Contract within two (2) Business Days after receipt at the Annuity Service Center. Additional Invested Purchase Payments will be credited to your Contract as of the Business Day they are received.

                                 CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your initial Invested Purchase Payment and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Invested Purchase Payment. After that, the Contract Value as of any Business Day is determined by starting with the Contract Value at the end of the previous day and adjusting it for items that increase it or decrease it.

Items that increase the Contract Value are: Invested Purchase Payments; positive investment performance in a Subaccount; interest credited to an Interest Rate Option; any Credits and any adjustment under the Spousal Continuance Benefit.

Items that decrease the Contract Value are: withdrawals and the charges associated with them; negative investment performance in a Subaccount; Insurance Charge; Contract Maintenance Charge, if applicable; Transfer Charge; and any Premium Tax Charge or other tax charge.

Investment results and interest are credited daily and the Insurance Charge is deducted daily. The Contract Maintenance Charge is deducted annually as of the Contract Anniversary and upon a total withdrawal. Other charges are assessed only if the appropriate event occurs.

VFLX-2002                               Page 7                             [(A)]

                            VARIABLE SEPARATE ACCOUNT

THE VARIABLE SEPARATE ACCOUNT: The Variable Separate Account is designated on the Contract Data pages. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we conduct.

The Variable Separate Account assets are divided into Subaccounts. The assets of the Subaccount are allocated to the Variable Investment Option(s) shown on the Contract Data pages. We may restructure, eliminate or combine Subaccounts or add to or eliminate Variable Investment Option(s) from those shown. You may be permitted to transfer your Contract Value or allocate Invested Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

Should the shares of any Variable Investment Option(s) become unavailable for investment by the Variable Separate Account, we deem further investment in the shares inappropriate, or if required for tax reasons, we may limit further purchase of such shares or substitute shares of another Variable Investment Option for shares already purchased.

VALUATION OF ASSETS: The value of the shares held by the Subaccounts in the Variable Investment Options will be based on the net asset value of the Investment Option on each Business Day.

INSURANCE CHARGE: Each Business Day, we deduct an Insurance Charge from the Subaccounts of the Variable Separate Account which is equivalent, on an annual basis, to the amount shown on the Contract Data pages.

                           CONTRACT MAINTENANCE CHARGE

We deduct an annual Contract Maintenance Charge shown on the Contract Data pages. We determine your Contract Value as of your Contract Anniversary and make any deductions required on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. If a total withdrawal is made on other than a Contract Anniversary, we will determine your Contract Value and make a deduction for the Contract Maintenance Charge the same as we would if it were a Contract Anniversary.

VFLX-2002                               Page 8                             [(A)]

                                    TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD: A transfer is subject to the following:

    1. the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

    2. a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Charge is shown on the Contract Data pages;

    3. a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

    4. we are not responsible for the consequences resulting from a transfer made in accordance with your instructions;

    5. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners or if required to do so by applicable laws or regulations. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners or to ensure compliance with such laws or regulations. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:

    a.   the requirement of a minimum time period between each transfer;

    b. not accepting a transfer request of an agent acting under a power of attorney on behalf of more than one Owner;

    c. limiting the dollar amount that may be transferred among the Subaccounts by an Owner at any one time; or

    d.   restricting the number of transfers per year.

No transfers are permitted after the Annuity Date.

VFLX-2002                               Page 9                             [(A)]

                                   WITHDRAWALS

WITHDRAWALS: During the Accumulation Period, you may, upon a request in Good Order, make a total or partial withdrawal of the Contract Surrender Value. You may specify the Allocation Option(s) from which a withdrawal will be taken. If you do not so specify, we will take the withdrawal on a pro-rata basis from all Allocation Option(s) to which your Contract Value is allocated.

We will pay the amount of any withdrawal within seven (7) days of receipt of a request in Good Order unless the "Suspension or Deferral of Payments Provision" is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data pages. The minimum Contract Value which must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge, would not reduce the Contract Value below such minimum. Special rules may apply for IRA's.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period shown on the Contract Data pages. The amount of the Withdrawal Charge is a percentage, shown on the Contract Data pages, of the amount withdrawn that is subject to the charge. If the withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one for the following Contract Year. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge and provide you the amount requested.

For purposes of determining the Withdrawal Charge, withdrawals will be taken first from Purchase Payments before Earnings. The Charge Free Amount will be taken first from Purchase Payments. Withdrawals in excess of the Charge Free Amount will come first from Purchase Payments and will be subject to Withdrawal Charges, if applicable. Once all Purchase Payments have been withdrawn, further withdrawals will be taken from any Earnings. Earnings are not subject to Withdrawal Charges.

We will waive all Withdrawal Charges upon receipt of due proof that the Owner is
(i) Terminally Ill, or (ii) has been confined to an Eligible Nursing Home or Eligible Hospital continuously for at least 90 days. The confinement must begin after the Contract Date. This waiver will apply to the Terminal Illness or confinement of the Annuitant if the Owner is a non-natural person. This waiver is not available if the Contract has been assigned.

Withdrawal Charges will never be greater than that permitted by any applicable law or regulation. Withdrawal Charges may be assessed upon settlement.

VFLX-2002                               Page 10                            [(A)]

                                  DEATH BENEFIT

DEATH OF LAST SURVIVOR OF OWNER OR JOINT OWNER DURING THE ACCUMULATION PERIOD:

BASE DEATH BENEFIT:

If you did not elect the Guaranteed Minimum Death Benefit ("GMDB") feature, and if the sole Owner, or last survivor of the Owner or Joint Owner, dies during the Accumulation Period, the death benefit will be as described below.

         Upon receipt of due proof of death and any other documentation we request in Good Order, we will pay a death benefit equal to the greater of:

                1. the Contract Value as of the date we receive due proof of death and any other documentation we need; or

                2. the total Invested Purchase Payments made, proportionally reduced by the effect of withdrawals.


GMDB FEATURE WITH STEP-UP OPTION:

If you elected the Guaranteed Minimum Death Benefit feature with the Step-Up option, and if the sole Owner, or last survivor of the Owner or Joint Owner, dies during the Accumulation Period, the death benefit will be as described below.

         On or prior to the Contract Anniversary coinciding with or next following the 80th birthday of the sole or older of the Owner or Joint Owner, upon receipt of due proof of death and any other documentation we request in Good Order, we will pay a death benefit equal to the greater of:

                1. the Contract Value as of the date we receive due proof of death and any other documentation we need; or

                2. the Guaranteed Minimum Death Benefit as of the date we
                   receive due proof of death and any other documentation we need. The GMDB is calculated daily and is equal to the "Step-Up". Before the first Contract Anniversary, the Step-Up is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals. The Step-Up for each subsequent annual Contract Anniversary will be reset to the greater of the previous Step-Up and the Contract Value as of such Contract Anniversary. Between such Contract Anniversaries, the Step-Up will be increased by Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

GMDB FEATURE WITH ROLL-UP OPTION:
If you elected the Guaranteed Minimum Death Benefit feature with the Roll-Up option, and if the sole Owner, or last survivor of the Owner or Joint Owner, dies during the Accumulation Period, the death benefit will be as described below.

         On or prior to the Contract Anniversary coinciding with or next following the 80th birthday of the sole or older of the Owner or Joint Owner, upon receipt of due proof of death and any other documentation we request in Good Order, we will pay a death benefit equal to the greater of:

                1. the Contract Value as of the date we receive due proof of death and any other documentation we need; or

VFLX-2002                               Page 11                            [(A)]

                2. the Guaranteed Minimum Death Benefit as of the date we
                   receive due proof of death and any other documentation we need. The GMDB is calculated daily and is equal to the "Roll-Up". The Roll-Up is equal to the total Invested Purchase Payments made increased daily at an effective annual interest rate of 5% starting on the date that each Invested Purchase Payment is made, until the cap is reached ("Roll-Up Cap"), and is proportionally reduced by the effect of withdrawals. The Roll-Up Cap is equal to the sum of two times each Invested Purchase Payment and is proportionally reduced by the effect of withdrawals. Once the Roll-Up Cap is reached, the Roll-Up will only be increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

GMDB FEATURE WITH GREATER OF STEP-UP OR ROLL-UP OPTION:
If you elected the Guaranteed Minimum Death Benefit feature with the Greater of the Step-Up and Roll-Up option, and if the sole Owner, or last survivor of the Owner or Joint Owner, dies during the Accumulation Period, the death benefit will be as described below.

         On or prior to the Contract Anniversary coinciding with or next following the 80th birthday of the sole or older of the Owner or Joint Owner, upon receipt of due proof of death and any other documentation we request in Good Order, we will pay a death benefit equal to the greater of:

                1. the Contract Value as of the date we receive due proof of death and any other documentation we need; or

                2. the Guaranteed Minimum Death Benefit as of the date we
                   receive due proof of death and any other documentation we need. The GMDB is calculated daily and is equal to the greater of (a) and (b) where:

                           (a) is the "Step-Up". Before the first Contract
                              Anniversary, the Step-Up is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals. The Step-Up for each subsequent annual Contract Anniversary will be reset to the greater of the previous Step-Up and the Contract Value as of such Contract Anniversary. Between such Contract Anniversaries, the Step-Up will be increased by Invested Purchase Payments and proportionally reduced by the effect of withdrawals; and

                           (b) is the"Roll-Up". The Roll-Up is equal to the
                              total Invested Purchase Payments made increased daily at an effective annual interest rate of 5% starting on the date that each Invested Purchase Payment is made, until the cap is reached ("Roll-Up Cap"), and is proportionally reduced by the effect of withdrawals. The Roll-Up Cap is equal to the sum of two times each Invested Purchase Payment and is proportionally reduced by the effect of withdrawals. Once the Roll-Up Cap is reached, the Roll-Up will only be increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

If you elected the GMDB feature with the Step-Up option, the Roll-Up option, or the Greater of Step-Up and Roll-Up option, then, after the Contract Anniversary coinciding with or next following the 80th birthday of the sole or older of the Owner or Joint Owner, upon receipt of due proof of death and any other documentation we request in Good Order, we will pay a death benefit equal to the greater of:

         1. the Contract Value as of the date we receive due proof of death and any other documentation we need; or

         2. the GMDB as of the Contract Anniversary coinciding with or next following the sole or older of the Owner or Joint Owner's 80th birthday increased by subsequent Invested Purchase Payments since such Contract Anniversary and proportionally reduced by the effect of withdrawals since such Contract Anniversary.

VFLX-2002                               Page 12                            [(A)]

Where the words "proportionally reduced by the effect of withdrawals" are used in this Contract, the withdrawal reduces those values in the same proportion as it reduces the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal (and any charges associated with them) by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the applicable values (before the withdrawal) in determining the death benefit.

If the ownership of the Contract changes as a result of an assignment, the value of the death benefit will be reset to the Contract Value as of the date of the assignment. Such value will be treated as a Purchase Payment made on that date for purposes of computing the death benefit.

The Beneficiary may, within 60 calendar days of providing due proof of death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

If the only Beneficiary is the spouse of the original Owner at the time of that Owner's death and there was only one Owner who was also the sole Annuitant, the surviving spouse may elect to continue the Contract under the Spousal Continuance Benefit provision subject to the conditions detailed below.

If there are Joint Owners and the primary Beneficiary of the Owner is the spouse of the Owner at the time of the Owner's death, the Contract will continue and the spouse will become the Owner. If the primary Beneficiary of the Joint Owner is the spouse of the Joint Owner at the time of the Joint Owner's death, the Contract will continue and the spouse will become the Owner. In either case, the spouse may instead elect to take the Adjusted Contract Value under any of the payout options available under this Contract within 60 calendar days of providing proof of death. If the spouse is the surviving Owner or Joint Owner under the Contract, the death benefit will equal the Adjusted Contract Value.

If the Owner and Joint Owner are not spouses at the time of the Owner or Joint Owner's death, the Contract will not continue, the death benefit will equal the Adjusted Contract Value, and the Beneficiary will be required to choose one of the death benefit payout options described below. In that event, the payout described in Choice 2 and the beginning of the distribution described in Choice 3 will be based on the date of death of the first to die of the Owner or Joint Owner.

The death benefit payout options are:

     Choice 1 -- lump sum payment of the death benefit; or

     Choice 2 -- the payment of the entire death benefit within 5 years of the date of death of the last to survive of the Owner or Joint Owner; or

     Choice 3 -- payment of the death benefit under an Annuity or Settlement Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the last to survive of the Owner or Joint Owner.

Any portion of the death benefit not applied under Choice 3 within one year of the date of death of the last to survive of the Owner or Joint Owner, must be distributed within five years of the date of death.

Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election in Good Order, unless the "Suspension or Deferral of Payments Provision" is in effect.

VFLX-2002                               Page 13                            [(A)]

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You have the right to name a new Annuitant within 60 days prior to the Annuity Date. If the Owner is a non-natural person, a new Annuitant may not be designated, and the Annuitant will be deemed to be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD: If the Annuitant dies on or after the Annuity Date, the Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner or Joint Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require due proof of death and any other documentation we request in Good Order before any death benefit is paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

SPECIAL TAX CONSIDERATIONS: There are special tax rules that apply to IRA and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements, if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing, within that time frame, that you reject the endorsement.

If the Internal Revenue Service determines that the deductions for one or more benefits under this Contract, including, without limitation, any supplemental benefit added by endorsement, are taxable withdrawals, then the Owner may cancel the affected benefit(s) within 90 days after written notice from us.

VFLX-2002                               Page 14                            [(A)]

                           SPOUSAL CONTINUANCE BENEFIT

The Spousal Continuance Benefit is available only if each of the following conditions is present on the date we receive proof of the original Owner's death as well as any other necessary documentation: 1) there is only one Owner of the Contract and that Owner is the sole Annuitant, 2) there is only one Beneficiary, and the Beneficiary is the Owner's spouse, 3) the surviving spouse is not older than 95 on that date, and 4) the surviving spouse becomes the new Owner and Annuitant. Assuming each of these conditions is present, the surviving spouse must elect the Spousal Continuance Benefit no later than 60 days after furnishing proof of the Owner's death and any other documentation we need.

Upon activation of the Spousal Continuance Benefit, we waive any potential Withdrawal Charges applicable to Purchase Payments made prior to activation of the Benefit. Additionally, we will continue to waive Withdrawal Charges on Purchase Payments made after activation of the Spousal Continuance Benefit.

BASE DEATH BENEFIT:

If you did not elect the GMDB feature, then, upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the death benefit that would have been payable to the Beneficiary. If you have a death benefit equal to the greater of the Contract Value or Invested Purchase Payments (proportionately reduced by the effect of withdrawals), we would adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Spousal Continuance Benefit)":

The greater of:

         1)       the Contract Value, and

         2) the sum of all Invested Purchase Payments (proportionately reduced by the effect of withdrawals)

plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator Benefit.

In adjusting the Contract Value in connection with the activation of the Spousal Continuance Benefit, we will allocate any increase in the Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

As of the Spousal Continuance date, the value of the death benefit will be reset to the Contract Value (as adjusted to reflect the Spousal Continuance Benefit). We will treat the Contract Value (as adjusted to reflect the Spousal Continuance Benefit) as a Purchase Payment made on that date for purposes of computing the death benefit payable when the surviving spouse dies.

GMDB FEATURE WITH STEP-UP OPTION:

If you elected the GMDB feature with the Step-Up option, then, upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the death benefit that would have been payable to the Beneficiary. Under the GMDB with Step-Up option, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Step-Up Spousal Continuance Benefit)":

The greater of:

         1)       the Contract Value, and
         2)       the Step-Up

plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator Benefit.

VFLX-2002                               Page 15                            [(A)]

In adjusting the Contract Value in connection with the activation of the Spousal Continuance Benefit, we will allocate any increase in the Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

As of the Spousal Continuance date, the value of the death benefit will be reset to the Contract Value (as adjusted to reflect the Step-Up Spousal Continuance Benefit). We will continue to compute the Step-Up with adjustments for subsequent Purchase Payments and withdrawals as described in the DEATH OF LAST SURVIVOR OF OWNER OR JOINT OWNER DURING THE ACCUMULATION PERIOD provisions above and the following:

Upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than 80, the Step-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Step-Up Spousal Continuance Benefit). Moreover, for a surviving spouse who is younger than 80 upon activation of the Spousal Continuance Benefit, we will continue to compute the Step-Up annually on the Contract Anniversary. We will make no adjustment to the Step-Up if the surviving spouse is 80 or older upon activation of the Spousal Continuance Benefit.

GMDB FEATURE WITH ROLL-UP OPTION:

If you elected the GMDB feature with the Roll-Up option, then, upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the death benefit that would have been payable to the Beneficiary. Under the GMDB with Roll-Up, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit)":

The greater of:

         1)   the Contract Value, and
         2)   the Roll-Up

plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator Benefit.

In adjusting the Contract Value in connection with the activation of the Spousal Continuance Benefit, we will allocate any increase in the Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

As of the Spousal Continuance date, the value of the death benefit will be reset to equal the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). We will continue to compute the Roll-Up with adjustments for subsequent Purchase Payments and withdrawals as described in the DEATH OF LAST SURVIVOR OF OWNER OR JOINT OWNER DURING THE ACCUMULATION PERIOD provisions above and the following:

Upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than 80, the Roll-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). Moreover, for a surviving spouse who is younger than 80 upon activation of the Spousal Continuance Benefit, we will re-set the surviving spouse's Roll-Up Cap to equal 200% of the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). We will make no adjustment to either the Roll-Up or the Roll-Up Cap if the surviving spouse is 80 or older upon activation of the Spousal Continuance Benefit. If the surviving spouse was younger than 80 at the Owner's death, then we will continue to increase the Roll-Up annually until the earlier of either (i) the surviving spouse's attainment of age 80 or (ii) the attainment of the Roll-Up Cap (i.e., the re-set Roll-Up Cap discussed above).

VFLX-2002                               Page 16                            [(A)]

GMDB FEATURE WITH GREATER OF STEP-UP AND ROLL-UP OPTION

If you elected the GMDB feature with the Greater of Step-Up and Roll-Up Option, then, upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the death benefit that would have been payable to the Beneficiary. Under the GMDB with Greater of Roll-Up or Step-Up, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Greater of Roll-Up or Step-Up Spousal Continuance Benefit)":

The greatest of:
      1.  the Contract Value, and
      2.  the Roll-Up, and
      3.  the Step-Up

plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator Benefit.

In adjusting the Contract Value in connection with the activation of the Spousal Continuance Benefit, we will allocate any increase in the Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

As of the Spousal Continuance date, the value of the death benefit will be reset to the Contract Value (as adjusted to reflect the Greater of Roll-Up or Step-Up Spousal Continuance Benefit). We will continue to compute the Roll-Up and Step-Up with adjustments for subsequent Purchase Payments and withdrawals as described in the DEATH OF LAST SURVIVOR OF OWNER OR JOINT OWNER DURING THE ACCUMULATION PERIOD provisions above and the following:

For the Roll-Up, upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than 80, the Roll-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Greater of Roll-Up or Step-Up Spousal Continuance Benefit). Moreover, for a surviving spouse who is younger than 80 upon activation of the Spousal Continuance Benefit, we will re-set the surviving spouse's Roll-Up Cap to equal 200% of the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). We will make no adjustment to either the Roll-Up or the Roll-Up Cap if the surviving spouse is 80 or older upon activation of the Spousal Continuance Benefit. If the surviving spouse was younger than 80 at the Owner's death, then we will continue to increase the Roll-Up annually until the earlier of either (i) the surviving spouse's attainment of age 80 or (ii) the attainment of the Roll-Up Cap (i.e., the re-set Roll-Up Cap discussed above).

For the Step-Up, upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than 80, the Step-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Greater of Roll-Up or Step-Up Spousal Continuance Benefit). Moreover, for a surviving spouse who is younger than 80 upon activation of the Spousal Continuance Benefit, we will continue to compute the Step-Up annually on the Contract Anniversary. We will make no adjustment to the Step-Up if the surviving spouse is 80 or older upon activation of the Spousal Continuance Benefit.

For purposes of this Spousal Continuance Benefit, we intend reference to attainment of age 80 to refer to the contract anniversary on or following the actual 80th birthday of the surviving spouse.

VFLX-2002                               Page 17                            [(A)]

                         ANNUITY AND SETTLEMENT OPTIONS

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity or Settlement Option you have selected. If the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected Option in Good Order. If no Annuity or Settlement Option is selected, or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied. You may, at any time prior to the Annuity Date, by a request in Good Order 30 days in advance, select and/or change the Annuity or Settlement Option.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 -- FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose up to 25 years. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. The Option 1 Table shows the minimum amounts we will pay.

OPTION 2 -- LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. The Option 2 Table shows the minimum amounts we will pay.

OPTION 3 -- INTEREST PAYMENT SETTLEMENT OPTION. We will credit interest on the Adjusted Contract Value at the rate of at least 3% until you request payment of all or part of the Adjusted Contract Value. At your choice, we will pay interest on the Adjusted Contract Value not yet withdrawn annually, semi-annually, quarterly or monthly. You may request full or partial payment of the Adjusted Contract Value provided, however, that if a partial payment is requested, the amount of any Adjusted Contract Value remaining after such requested amount is paid must be at least $1,000. This option is not available for qualified contracts.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for a period of other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option you have selected. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted.

WITHDRAWAL CHARGES: If you choose Option 1 for a period of fewer than 5 years or Option 3, the Adjusted Contract Value will be subject to a Withdrawal Charge which will be applied in the same way as if you had made a full withdrawal on the Annuity Date. Any amount used to provide income under Option 1 for a period of 5 years or more or under Option 2 will be applied without charge. If you choose any other method of payment not described in this Contract, we will tell you if it is subject to a Withdrawal Charge.

VFLX-2002                               Page 18                            [(A)]

                                   BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the last to die of the Owner or Joint Owner (or the first to die of the Owner or Joint Owner if the Owner and Joint Owner are not spouses at the time of the Owner's or Joint Owner's death) during the Accumulation Period. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner. Other than primary Beneficiaries, Beneficiaries must be the same for both the Owner and Joint Owner.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

    One who survives the last to die of the Owner and Joint Owner will have the right to be paid only if no one in a higher class survives the last to die of the Owner and Joint Owner.

    One who has the right to be paid will be the only one paid if no one else in the same class survives the last to die of the Owner and Joint Owner.

    Two or more in the same class who have the right to be paid will be paid in equal shares.

    If no one survives the sole Owner, we will pay in one sum to the Owner's estate.

    When there is insufficient evidence to determine the order of death then, unless state law prohibits, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

    Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY: To initiate a change of Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you the Contract. We may also ask you to send us the Contract. The change will take effect only when we process the request. Then, any previous Beneficiary's interest will end as of the date we receive the request in Good Order, even if the Owner or Joint Owner is not living when we process the request. We will not be liable for any payment made or action taken before we record the change.

VFLX-2002                               Page 19                            [(A)]

                 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS
                            FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2.   trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of shares of the Investment Options held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of such shares; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

VFLX-2002                               Page 20                            [(A)]

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

An assignment which results in a change of ownership will affect the value of the death benefit. Please see the section of the Contract entitled, "Death of Last Survivor of Owner of Joint Owner During the Accumulation Period", for more information.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INACTIVE CONTRACT: If permitted by law, we may terminate this Contract by paying you the Contract Value, in one sum if prior to the Maturity Date, (i) you make no Purchase Payments for two consecutive Contract Years, (ii) the total amount of Purchase Payments made, less any partial withdrawals, is less than $2,000, and (iii) the Contract Value on or after the end of such two year period is less than $2,000.

INCONTESTABILITY: We will not contest this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments, with interest at 5%, will be made up in one sum with the next Annuity Payment, and overpayments, with interest at 5%, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a report four times each calendar year until the Annuity Date showing your Contract Value and other relevant information about your Contract. You may ask for a report like this at any time. But, except for the four reports we send you during the year, we have the right to charge a fee for each report. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

VFLX-2002                               Page  21                           [(A)]

TAXES: Any taxes, including any Premium Taxes and any other type of tax (or component thereof) measured by or based upon any portion of the Purchase Payment we receive, paid to any governmental entity will be charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

VFLX-2002                               Page 22                            [(A)]

                               VALUES AND BENEFITS

Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

                          ANNUITY OPTION PAYMENT TABLES

AMOUNTS PAYABLE: For Options 1 and 2, we will use the tables below to compute the minimum amount of the Annuity Option Payment.

If the Annuity Date is not a Contract Anniversary, we will adjust the amounts accordingly.

The annuity payments in the Option 2 Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday when the first Annuity payment is due, adjusted as shown in the Option 2 Table.

When we computed the amounts we show in the Option 2 Table, we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, and we used an interest rate of 3% per year.

                                  OPTION 1 TABLE
                              ----------------------
                                MINIMUM AMOUNT OF
                                 MONTHLY PAYMENT
                                FOR EACH $1,000,
                                THE FIRST PAYABLE
                                   IMMEDIATELY
                              ----------------------
                               NUMBER        MONTHLY
                              OF YEARS       PAYMENT
                              ----------------------
                                  1          $84.47
                                  2           42.86
                                  3           28.99
                                  4           22.06
                                  5           17.91
                                  6           15.14
                                  7           13.16
                                  8           11.68
                                  9           10.53
                                 10            9.61
                                 11            8.86
                                 12            8.24
                                 13            7.71
                                 14            7.26
                                 15            6.87
                                 16            6.53
                                 17            6.23
                                 18            5.96
                                 19            5.73
                                 20            5.51
                                 21            5.32
                                 22            5.15
                                 23            4.99
                                 24            4.84
                                 25            4.71

                          Multiply the monthly amount  by
                          2.993 for quarterly, 5.963 for
                          semi-annual or 11.839 for annual

VFLX-2002                               Page 23                            [(A)]

                                 OPTION 2 TABLE
                          AMOUNT OF ANNUITY PAYMENT FOR
                     EACH $1,000 APPLIED ON THE ANNUITY DATE

       ADJUSTED                         ADJUSTED
         AGE       MALE       FEMALE      AGE       MALE       FEMALE
       --------------------------------------------------------------
         41       $3.51       $3.35       69       $5.84       $5.40
         42        3.55        3.39       70        5.99        5.55
         43        3.59        3.43       71        6.15        5.70
         44        3.64        3.46       72        6.31        5.86
         45        3.69        3.50       73        6.48        6.03
         46        3.74        3.54       74        6.65        6.20
         47        3.79        3.59       75        6.82        6.38
         48        3.84        3.63       76        6.99        6.57
         49        3.90        3.68       77        7.17        6.77
         50        3.96        3.73       78        7.34        6.96
         51        4.02        3.79       79        7.52        7.16
         52        4.08        3.84       80        7.69        7.36
         53        4.15        3.90       81        7.86        7.56
         54        4.22        3.96       82        8.03        7.76
         55        4.29        4.02       83        8.19        7.95
         56        4.37        4.09       84        8.34        8.14
         57        4.45        4.16       85        8.49        8.31
         58        4.54        4.24       86        8.62        8.48
         59        4.63        4.32       87        8.75        8.63
         60        4.73        4.40       88        8.87        8.77
         61        4.83        4.49       89        8.98        8.89
         62        4.94        4.58       90        9.07        9.00
         63        5.05        4.68       91        9.16        9.10
         64        5.17        4.79       92        9.24        9.19
         65        5.29        4.90       93        9.31        9.27
         66        5.42        5.01       94        9.37        9.34
         67        5.55        5.14       95        9.43        9.39
         68        5.69        5.27

         Calendar Year in Which
          First Payment is Done                    Adjusted Age
          ---------------------                    ------------
         Prior to 2010                              Actual Age
         2010 Through 2019                          Actual Age minus 1
         2020 Through 2029                          Actual Age minus 2
         2030 Through 2039                          Actual Age minus 3
         After 2039                                 Actual Age minus 4



VFLX-2002                               Page 24                            [(A)]

INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT. ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



VFLX-2002                               Page 25                            [(A)]